Exhibit 5.2

office address	18-20, rue Edward Steichen L-2540 LUXEMBOURG
telephone	+352 4662 30
fax	+352 466 234
internet	loyensloeff.lu

To: the Addressees

re	Luxembourg law legal opinion – Becton Dickinson Euro Finance S.à r.l. – S-3 Registration Statement 2025 Renewal – First Post-Effective Amendment to Form S-3 Registration Statement

reference	70160252

Luxembourg, 25 November 2025

1	INTRODUCTION

We have acted as your special legal counsel on certain matters of Luxembourg law in respect of the Company. We render this opinion letter regarding the Opinion Documents.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Act means the United States Securities Act of 1933, as amended.

Addressees means the addressees of this opinion letter, listed in Schedule 1 (Addressees).

Companies Law means the Luxembourg law on commercial companies, dated 10 August 1915.

Company means Becton Dickinson Euro Finance S.à r.l., with registered address at 412F, route d'Esch, L1471 Luxembourg, Luxembourg and registered with the RCS under number B234229.

All services are provided by LOYENS LOEFF LUXEMBOURG SARL, a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via loyensloeff.lu.
Amsterdam,	Brussels,	London,	Luxembourg,	New York,	Paris,	Rotterdam,	Tokyo,	Zurich

Corporate Documents means the documents listed under paragraph 2.2 (Corporate Documents) of Schedule 2 (Reviewed Documents).

Debt Securities means the debt securities to be issued by the Company under the Indenture, guaranteed by the Guarantor and described in detail in the Prospectus which forms part of the First Post-Effective Amendment.

eIDAS Regulation means regulation (EU) No 910/2014 of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market.

First Post-Effective Amendment means the document listed under sub-paragraph 1.2 of paragraph 1 (Opinion Documents) of Schedule 2 (Reviewed Document).

Guarantor means Becton, Dickinson and Company, a New Jersey company, with registered address at 1, Becton Drive, Franklin Lakes, 07417-1880 New Jersey, United States of America, and registered with the I.R.S. Employer Identification number 22-0760120.

Indenture means the document listed under sub-paragraph 1.1 of paragraph 1 (Opinion Documents) of Schedule 2 (Reviewed Document).

Insolvency Proceedings means bankruptcy (faillite), suspension of payments (sursis de paiements), insolvency, liquidation, dissolution, reorganisation, restructuring, any proceedings and measures under the Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law, administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation), the appointment of a temporary administrator (administrateur provisoire), and any similar Luxembourg or non-Luxembourg proceedings, regimes or officers relating to, or affecting, the rights of creditors generally.

Insolvency Regulation means the Regulation (EU) No 2015/848 on insolvency proceedings.

Luxembourg means the Grand Duchy of Luxembourg.

Opinion Documents means the First Post-Effective Amendment and the Indenture.

Prospectus means the prospectus dated 25 November 2025, with regard to the offering of the Debt Securities by the Guarantor and the Company, which forms part of the First Post-Effective Amendment to be filed with the SEC by the Guarantor and the Company on 25 November 2025.

RCS means the Luxembourg Register of Commerce and Companies.

Relevant Date means the date of the Resolutions, the date of the Opinion Documents and the date of this opinion letter, as the case may be.

SEC means the United States Securities and Exchange Commission.

3	SCOPE OF INQUIRY

3.1
For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of (i) the executed or enacted Opinion Documents and (ii) the documents listed in paragraph 2 (Organisational Documents) of Schedule 2 (Reviewed Documents).

3.2	We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1
This opinion letter speaks as of the date hereof. We only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

4.2
Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on regulatory and tax matters (including EMIR, AIFMD, MiFID II, MiFIR, SFTR, SFDR, the Securitisation Regulation and DAC 6 (including, in each case, their respective EU and national delegated or implementing legislation or regulation)), as well as on transfer pricing, competition, data protection law (including GDPR), intellectual property law, labour law, accounting or administrative law, sanction laws and regulations or as to the consequences thereof.

4.3
Our opinion letter is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We have made no investigation in the Luxembourg register of beneficial owners.

4.4	We express no opinion in respect of the validity and enforceability of the Opinion Documents and the creation, validity and perfection of any security interest under the Opinion Documents.

4.5
We express no opinion with respect to the First Post-Effective Amendment nor as regards the accuracy, truth or completeness of the information contained therein except as expressly stated in this opinion letter.

4.6
In this opinion letter, Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. In addition, for the purpose of different areas of Luxembourg law, for instance tax law, a term may have a different meaning than for the purpose of other areas of Luxembourg law. The meaning to be attributed to the concepts described by the English terms shall be the meaning to be attributed to the equivalent Luxembourg concepts under the relevant area of Luxembourg law.

4.7
This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the courts of the district of Luxembourg-City.

4.8
This opinion letter is issued by LOYENS & LOEFF LUXEMBOURG SARL and may only be relied upon under the express condition that any liability of LOYENS & LOEFF LUXEMBOURG SARL is limited to the amount paid out under its professional liability insurance policies. Only LOYENS & LOEFF LUXEMBOURG SARL can be held liable in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter.

5.1	Corporate status

The Company has been incorporated and is existing as a société à responsabilité limitée (private limited liability company) for an unlimited duration.

5.2	Corporate power

The Company has the corporate power to execute the Opinion Documents and to issue the Debt Securities if and when issued by the Company further to resolutions of the board of managers of the Company.

5.3	Due authorisation

The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.4	Due execution

The Opinion Documents have been duly executed by the Company.

6	ADDRESSEES

6.1
This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

6.2
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the First Post-Effective Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

LOYENS & LOEFF LUXEMBOURG SARL

/s/ Noémi Gémesi	/s/ Anne-Marie Nicolas

Noémi Gémesi [1]	Anne-Marie Nicolas[2]

Avocat à la Cour	Avocat à la Cour

1 Acting as representative (mandataire) of LOYENS & LOEFF LUXEMBOURG SARL.
2 Acting as representative (mandataire) of LOYENS & LOEFF LUXEMBOURG SARL.

Schedule 1

ADDRESSEES

(1)	Becton, Dickinson and Company,

1, Becton Drive, Franklin Lakes,

07417-1880 New Jersey,

United States of America;

(2)	Becton Dickinson Euro Finance S.à r.l.,

412F, route d’Esch,

L1471 Luxembourg,

Luxembourg.

Schedule 2

REVIEWED DOCUMENTS

1	OPINION DOCUMENTS

1.1
The indenture, dated 17 May 2019, governed by the laws of the State of New York, entered into by and between, amongst others, the Company, the Guarantor and The Bank of New York Mellon Company N.A., pursuant to which the Debt Securities will be issued.

1.2
The first post-effective amendment to the Form S-3 shelf registration statement under the Act, dated 25 November 2025 and to be filed with the SEC by the Company and the Guarantor on or about the date of this Opinion Letter, excluding the Exhibits and Financial Statement Schedules (as defined therein).

2	ORGANISATIONAL DOCUMENTS

2.1	RCS Documents

2.1.1	An excerpt pertaining to the Company delivered by the RCS dated 25 November 2025 (the Excerpt).

2.1.2
A certificate of absence of a judicial decision or administrative dissolution without liquidation procedure (certificat de non inscription d’une décision judiciaire ou de procédure de dissolution administrative sans liquidation), pertaining to the Company, delivered by the insolvency register (Registre de l’insolvabilité) (Reginsol) held and maintained by the RCS, dated 25 November 2025, with respect to the situation of the Company as at 24 November 2025 (the RCS Certificate).

2.2	Corporate Documents

The deed of incorporation of the Company dated 23 April 2019, as drawn up by Maître Carlo Wersandt, notary residing in Luxembourg (the Deed of Incorporation), containing the original articles of association of the Company (the Articles).

2.3	Resolutions

2.3.1	The minutes of the meeting of the board of managers of the Company dated 13 May 2019 in relation to the Indenture (the Resolutions 1).

2.3.2
The minutes of the meeting of the board of managers of the Company dated 18 November 2025 in relation to the First Post-Effective Amendment (the Resolutions 2, and together with the Resolutions 1, the Resolutions).

Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	DOCUMENTS

1.1
All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	The information contained and the statements made in the Excerpt, the RCS Certificate, and the Resolutions are true, accurate and complete at the Relevant Date.

2	INCORPORATION, EXISTENCE, CORPORATE POWER

2.1	There were no defects in the incorporation process of the Company (not appearing on the face of the Deed of Incorporation). The Articles are in full force and effect on the Relevant Date.

2.2
The Company has its central administration (administration centrale) and its centre of main interest (as described in the Insolvency Regulation) in Luxembourg and does not have an establishment (as described in the Insolvency Regulation) outside Luxembourg.

2.3	The Company complies with and adheres to all laws and regulations on the domiciliation of companies.

2.4
The Company (a) is not, and will not, as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and no party to the Opinion Documents is aware, or may be reasonably expected to have been aware, of such circumstances, (b) does not meet the criteria to be subject to any Insolvency Proceedings and (c) is not, and will not be as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, subject to any Insolvency Proceedings.

2.5
The issue of Debt Securities by the Company as well as the execution, entry into and performance by the Company of the Opinion Documents, and the transactions in connection therewith are (a) in its corporate interest, (b) with the intent of pursuing profit (but lucratif) and (c) serving the corporate object of the Company.

3	AUTHORISATIONS

3.1
The Resolutions (a) correctly reflect the resolutions adopted by the board of managers of the Company, (b) have been validly adopted, with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

3.2
The Company is not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Opinion Documents and the issuance of the Debt Securities.

4	EXECUTION

4.1	The Opinion Documents have been signed on behalf of the Company by the persons authorised to that effect.

4.2
To the extent any of the Opinion Documents has been executed by way of electronic signatures, such signatures satisfy the conditions under article 1322-1 of the Luxembourg Civil Code and under the eIDAS Regulation.

4.3	All individuals who signed the documents listed in Schedule 2 (Reviewed Documents) have legal capacity and power under all relevant laws and regulations to do so.

5	REGULATORY

The Company does not carry out any activity in the financial sector or in the insurance sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, and the Luxembourg law dated 7 December 2015 on the insurance sector) nor any activity requiring a business licence under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions.

6	ISSUE OF DEBT SECURITIES

6.1
The Debt Securities will only be offered pursuant to an exemption from the requirement to draw up a prospectus in accordance with the Prospectus Regulation (EU) 2017/1129 and the relevant implementing measures in any Member State or the Notes will only be offered in circumstances which do not constitute an offer of securities to the public within the meaning of the Prospectus Regulation (EU) 2017/1129 as well as the Luxembourg Law of 16 July 2019 on prospectuses for securities.

6.2	The Debt Securities will not be listed on any market (including the Euro MTF Market operated by the Luxembourg Stock Exchange).

6.3	The Debt Securities will be issued in registered form only.

6.4	Upon issuance, the Debt Securities will be subscribed, paid for, issued and registered in accordance with the terms of the Indenture.

7	MISCELLANEOUS

7.1
Each transaction entered into pursuant to, or in connection with, the Opinion Documents (both together and individually) is based on genuine legal and economic considerations and each payment and transfer made by, on behalf of, or in favour of, the Company is made at arm’s length.

7.2
Each party to the Opinion Documents entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law, regulation of any jurisdiction or contractual arrangements.

7.3
There are no provisions in the laws of any jurisdiction (other than Luxembourg) or in the documents mentioned in the Opinion Documents, which would adversely affect, or otherwise have any negative impact on this opinion letter.

Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	INSOLVENCY

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of Insolvency Proceedings.

2	ACCURACY OF INFORMATION

2.1
Corporate documents of, and court orders affecting, the Company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing, notification, reporting and publication obligations.

2.2
Documents relating to a Luxembourg company whose publication is required by law, will only be valid towards third parties from the day of their publication with the Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations), unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For 15 days following their publication, such documents will not be valid towards third parties who prove the impossibility for them to have knowledge thereof.

2.3
The Articles, the Excerpt and the RCS Certificate do not constitute conclusive evidence whether or not a winding-up, administration petition or order has been presented or made, a receiver has been appointed, an arrangement with creditors has been proposed or approved or any other Insolvency Proceedings have commenced.

3	INCORPORATION, EXISTENCE AND CORPORATE POWER

Our opinion that the Company exists is based on the Corporate Documents, the Excerpt and the RCS Certificate (which confirms that no judicial decision or administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation) pertaining to the Company have been registered with the RCS, in accordance with article 13, paragraphs 4 to 12, 16  and 17 of the Luxembourg law of 19 December 2002 on the Trade and Companies Register and the accounting and annual accounts of companies).

4	ENFORCEABILITY

The opinions expressed herein may be affected by general principles and defences under Luxembourg law, such as the principles of reasonableness and fairness, good faith, abuse of rights, modification on grounds of unforeseen circumstances, limitations by criminal law, undue influence, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off and the right to dissolve a transaction upon default by the other party.

5	MISCELLANEOUS

5.1
An electronic signature satisfying the provisions of article 1322-1 of the Luxembourg Civil Code or constituting a 'qualified electronic signature' within the meaning of the eIDAS Regulation, has equivalent effect to a handwritten signature, and is, except in certain limited cases, valid for the purpose of the execution of an agreement under private seal (acte sous seing privé).  An electronic signature, which does not satisfy the above conditions, will not be considered as equivalent to a handwritten signature, but it shall not be denied legal effect and admissibility as evidence in legal proceedings. However, such electronic signature does not benefit from the presumption of equivalence and is not binding upon Luxembourg court, which has full discretion to accept such signature as evidence. We express no opinion as to the legal qualification of any signature in electronic form.

5.2
A Luxembourg company may only enter into transactions which are in its corporate interest. The question of whether or not a transaction is in a company’s corporate interest, is largely dependent on factual considerations and the responsibility for such assessment is that of the board of managers of the relevant company. If any such transaction is subsequently held to be contrary to a company’s corporate interest, it could be held to be null and void.

5.3	We express no opinion on general defences under Luxembourg law, such as duress, deceit (dol) or mistake (erreur).

5.4
The registration of the Opinion Documents (and any documents in connection therewith) with the Registration, Estates and VAT Department (Administration de l'enregistrement, des domaines et de la TVA) in Luxembourg is required in case the Opinion Documents (and any documents in connection therewith) are (i) attached to a deed which itself must be registered (acte obligatoirement enregistrable) or (ii) deposited with a notary (déposé au rang des minutes d’un notaire). Even if registration is not required by law, the Opinion Documents (and any documents in connection therewith) can be registered (présenté à l’enregistrement). In that case, registration duties will apply in the form of a fixed amount or an ad valorem amount depending on the nature of the document. Luxembourg courts or other Luxembourg authorities may require that the Opinion Documents (and any documents in connection therewith) are translated into French, German or Luxembourgish.